FOR IMMEDIATE RELEASE

March 8, 2010

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 8, 2010........ UMH Properties, Inc. (NYSE Amex:UMH) reported that funds from operations (FFO) amounted to $7,834,000 or $.69 per share for the year ended December 31, 2009, as compared to $5,585,000 or $.51 per share for the year ended December 31, 2008. Excluding non-cash impairment charges and other gains or losses on securities transactions, FFO amounted to $9,638,000 or $.84 per share for the year ended December 31, 2009, as compared to $8,446,000 or $.78 per share for the year ended December 31, 2008.   Net income amounted to $3,689,000 or $.32 per share for the year ended December 31, 2009, as compared to $1,527,000 or $.14 per share for year ended December 31, 2008.  Net cash provided by operating activities for the year ended December 31, 2009 was $11,355,000 as compared to $8,268,000 for the year ended December 31, 2008.

A summary of significant financial information for the years ended December 31, 2009 and 2008, and for the quarters ended December 31, 2009 and 2008, is as follows:

        For the Years Ended December 31,

	2009	2008

Total Revenues	$34,876,000	$36,656,000
Total Expenses	$31,366,000	$35,144,000
Net Income	$3,689,000	$1,527,000
Net Income per Share	$.32	$.14
FFO (1)	$7,834,000	$5,585,000
FFO per Share (1)	$.69	$.51
Weighted Average Shares Outstanding	11,413,000	10,877,000

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      For the Quarters Ended December 31,

	2009	2008

Total Revenues	$9,444,000	$7,642,000
Total Expenses	$7,376,000	$8,506,000
Net Income (Loss)	$2,270,000	$(880,000)
Net Income (Loss) per Share	$.19	$(.08)
FFO (1)	$3,324,000	$158,000
FFO per Share (1)	$.28	$.01
Weighted Average Shares Outstanding	11,860,000	10,975,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/09	12/31/08	12/31/09	12/31/08

Net Income (Loss)	$3,689,000	$1,527,000	$2,270,000	($880,000)
Loss (Gain) on Sales of Depreciable Assets	63,000	(15,000)	41,000	15,000
Depreciation Expense	4,082,000	4,073,000	1,013,000	1,023,000

FFO	$7,834,000	$5,585,000	$3,324,000	$158,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2009 and 2008:

	2009	2008

Operating Activities	$11,355,000	$8,268,000
Investing Activities	(8,289,000)	(11,942,000)
Financing Activities	(1,330,000)	4,235,000

A summary of significant balance sheet information as of December 31, 2009 and 2008 is as follows:

	2009	2008

Total Assets	$147,972,000	$137,939,000
Securities Available for Sale	31,824,000	21,575,000
Mortgages Payable	70,319,000	65,953,000
Loans Payable	18,665,000	23,612,000
Total Shareholders’ Equity	55,972,000	44,722,000

Samuel A. Landy, President, stated, “We are pleased with our results for 2009. The stability of the manufactured home community property type has been evident during the recent economic downturn. Our FFO, excluding non-cash impairment charges and other gains or losses on securities transactions, increased from $8,446,000 for 2008 to $9,638,000 for 2009.  On a per share basis this represents FFO growth of approximately 8%. Despite a decrease in occupancy from 80% to 78%, income from community operations increased from $12,459,000 for 2008 to $13,291,000 for 2009.  The Company has been increasing rental rates and focusing on controlling costs.  In 2009, we incurred $1.9 million of impairment charges on our securities investments.  This has already been recovered as our securities portfolio held an unrealized gain of approximately $2.2 million at year-end.”

“UMH’s home sales division remained a source of weakness, down 42% from last year.  While the pace of job losses in the US has recently slowed, our home sales have clearly been affected by the rise in unemployment.    However, over the long term, we remain optimistic.  We expect job growth to return. As our nation’s economic outlook improves, demand for affordable housing will increase. The recent period of very limited new conventional housing supply is helpful and necessary for US housing market to stabilize, which they appear to be doing. Because our operating expenses are largely fixed costs, our 1,500 vacant sites provide us with considerable operational leverage. Increased occupancy will improve our results substantially.”

“UMH continues to maintain its strong balance sheet.  Cash flow from operating activities increased from $8,268,000 in 2008 to $11,355,000 in 2009.  At December 31, 2009, the Company had $5 million in cash, $32 million in securities encumbered by $5 million in margin and term loans, and $2 million available on its line of credit.  We have been positioning ourselves for future growth and will continue to seek opportunistic investments.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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